Denmark Bancshares, Inc.

103 E. Main St.

P.O. Box 130

Denmark, WI 54208-0130

Phone: (920) 863-2161

Fax: (920) 863-6159

News Release

FOR IMMEDIATE RELEASE: November 11, 2009

CONTACT: John P. Olsen, President and CEO

Phone: (920) 863-2161

Denmark State Bank Appoints William F. Noel as a Director

John P. Olsen, President and CEO of Denmark Bancshares, Inc. and Denmark State Bank announced the election of William F. Noel as a Director of Denmark State Bank ("DSB") by the Board of Directors of DSB at a regularly scheduled meeting held on November 10, 2009.

William F. Noel, age 47, has served as Operations Manager of St. Bernard and St. Philip the Apostle Parishes in Green Bay, Wisconsin since 2008. Prior to that he served as a consulting engineer for STS Consultants Ltd. in Green Bay, Wisconsin between 1991 and 2008. Mr. Noel is the brother of Terese M. Deprey, Vice President of DSB, and a Director of Denmark Bancshares, Inc.

Mr. Noel is an active volunteer in the Green Bay area and has served for over ten years as the Youth Director of Council 4505 for the Knights of Columbus organizing various youth academic and athletic events and fundraisers. Mr. Noel previously served as co-chair of the Finance Council from 2003 to 2008 for a local religious organization. Mr. Noel currently serves on the Finance/Facilities Committee of the Green Bay Area Catholic Education ("GRACE") system.

Mr. Noel is the son of William W. Noel, who served as President of DSB from 1975 to 1981 and the grandson of William J. Noel. William J. Noel enjoyed a 62-year career with DSB and served on the Board of Directors of DSB for 38 years and as President of DSB for seventeen years. The Noel family has been actively involved with DSB for over 90 years of its 100 years in existence.

About Denmark Bancshares, Inc.

Denmark Bancshares, Inc., headquartered in Denmark, Wisconsin, is a diversified one-bank holding company.  Denmark State Bank, DBI's subsidiary bank, is an independent community bank that offers six full service banking offices located in the Villages of Denmark, Bellevue, Maribel, Reedsville, Whitelaw and Wrightstown, serving primarily Brown, Kewaunee, Manitowoc and Outagamie Counties.  Denmark State Bank offers a wide variety of financial products and services including loans, deposits, mortgage banking, and investment services.  DBI also extends farm credit through its subsidiary Denmark Agricultural Credit Corporation.

For more information about Denmark State Bank, visit www.denmarkstate.com.